Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

CapitalBank Corporation Announces Write-Down and Reorganization Charges

RALEIGH, N.C. – December 26, 2007 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced that, given the current economic environment and based on a conservative review of Capital Bank’s existing nonperforming asset position, management has elected to write down certain assets in an amount estimated to be between $2.6 and $2.8 million. In addition, Capital Bank plans to recognize reorganization charges of approximately $1.3 million to $1.4 million related to multiple projects that the Company has undertaken in an effort to refocus to its core markets.

Mark Redmond, Executive Vice President and Chief Credit Officer, pointed out that, “while Capital Bank has no subprime mortgage exposure, the current housing market is soft throughout the franchise, thereby causing difficulty in the liquidation process of certain nonperforming loans on our balance sheet. Capital Bank’s loan portfolio has not experienced any significant new problems during the most recent quarter; however, we feel that given the current market conditions we would be better served to strengthen our reserve position.”

The reorganization charges relate to the closing of certain facilities, obsolete equipment, the acceleration of the depreciation of certain assets, relocation expenses for new executives, and severance expenses. Approximately $900,000 of the restructure charge is related to the recognition of lease expense or depreciation of leasehold improvements on facilities where the economic life expectancy has changed. Approximately $265,000 of the restructure charge is related to revised economic life assumptions on existing computer equipment. The remainder of the expected charge is related to the previously announced retirement and replacement of the Company's Chief Financial Officer.

“Each of these steps are being taken at this time in anticipation that the current economic conditions will persist or deteriorate further in the coming year,” according to B. Grant Yarber, President and CEO of Capital Bank. “We remain confident in our franchise and strongly believe these actions will strengthen our company and better enable us to effectively compete in the coming years.”

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.5 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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